UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2018

Mitek Systems, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35231	87-0418827
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 B Street, Suite 100 San Diego, California		92101
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (619) 269-6800

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 8.01. Other Events.
On November 20, 2018, Mitek Systems, Inc. (“Mitek” or the “Company”) is releasing the following statement to its shareholders.
Dear Mitek shareholders,

Today, we received a publicly issued letter from Elliott Associates, L.P. and Elliott International, L.P. (together, “Elliott”).  Elliott has informed us that they have taken a stake in Mitek, primarily through derivative positions such as swaps. As you know, on November 5th, we publicly stated our Board’s unanimous determination to reject the non-binding, unsolicited proposal to acquire Mitek from ASG Technologies Group, Inc., an affiliate of Elliott.

Elliott’s letter includes a series of attacks on Mitek and its Board.  This is part of Elliott’s plainly self-interested attempt to destabilize the company, to take value from shareholders and transfer it to itself.

Elliott’s goal is for its affiliate to acquire Mitek at the lowest price possible.  That is not in the interests of Mitek shareholders.  We do not intend to respond to Elliott’s tactics by entering into a public debate. We will continue to directly engage with our shareholders, as we always do.

The Board of Mitek thoroughly and comprehensively reviewed the ASG proposal, with the assistance of legal and financial advisors, and concluded that it substantially undervalued Mitek and was not in the best interests of Mitek shareholders.  As we informed the ASG/Elliott team, we were prepared to engage with them after our most recent earnings call and in fact did so.  Mitek’s CEO, Chairman and General Counsel, along with our financial advisor, met in-person with the ASG team for over 90 minutes.   We discussed the value drivers of Mitek and the reasons why the company was worth significantly more than their proposal, and how we were open to a transaction at the right price.   We also noted that we would not provide confidential information to a competitor that has made a proposal that substantially undervalued Mitek.  Instead of responding with a proposal that appropriately valued Mitek, the ASG/Elliott team issued today’s public attack letter.

Our singular focus is working for you to deliver the value inherent in Mitek. We are pleased with the momentum of our business shown by our record revenues in Q4 along with important ongoing growth of our strategic ID business. The recent completion of our CEO search will only build upon this momentum.

The Mitek Board and management team look forward to continuing to execute our strategy and maximize value for Mitek shareholders. We appreciate the dialogue we have had with, and the input that we have received from, Mitek shareholders.

Sincerely,

Max Carnecchia Chief Executive Officer and Director	Bruce Hansen Chairman of the Board

For your reference, please see the following observations regarding Elliott’s public letter in question and answer form below.

1.	Elliott claims to be “one of Mitek’s largest investors.” How big of a position do they hold?

•	As of its most recent 13-F filing on November 14, 2018, Elliott directly held 0.78% of Mitek’s outstanding shares.

2.	Are you willing to offer ASG an NDA? Why not?

•	We are not going to provide confidential information to a competitor whose offer substantially undervalues the Company.

3.	How do you respond to Elliott’s attacks on Mitek’s performance?

•
Not surprisingly, Elliott cherry-picked benchmarks to try to cast Mitek in an unfavorable light, in furtherance of their strategy to force the sale of Mitek to an affiliate of Elliott at a discounted price.

•	The Company delivered strong Q4 and full year earnings and guidance that demonstrates the substantial upside available to Mitek shareholders.

4.	Why has Bruce Hansen been selling his stock? Have any other Board members been doing the same?

•
As a matter of policy, we do not comment on our directors’ personal financial circumstances or decisions. The Company has minimum stock holding guidelines for each of its directors, and all directors hold well in excess of those levels. Nonetheless, Bruce Hansen has volunteered that he initiated these sales, his first sales after serving more than five years on the Mitek Board, to pay taxes due and diversify his holdings. He currently holds nearly 160k shares.

5.	Elliott argues that Mitek’s independent directors are over-boarded.

•	None of our directors serve on more than four public company boards, well within the guidelines of both ISS and Glass Lewis.

•	Our directors actively participate in the Board and have established the strategy that is driving substantial value for Mitek shareholders.

6.	Why did you adopt the NOL pill if you have only $15 million in deferred tax assets? Is the NOL pill just a way to entrench the board?

•
As we stated in our press release announcing the adoption of the NOL rights plan on October 23, 2018, Mitek has estimated available NOLs of $27.6 million for federal income tax purposes, and NOLs for state income tax purposes of approximately $30.1 million - Elliott’s reference to numbers from June 30, 2018 is misleading and not accurate.

•
The Board previously determined, and still believes, that protecting Mitek’s valuable deferred tax assets from the risk of an ownership change is in the best interests of all the Company’s stockholders.

•
The plan does not in any way impair our Board’s ability to move forward with a potential acquirer if the Board determines such action is in the best interests of all the Company’s shareholders - but Elliott’s proposal does not provide such a basis for negotiations.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Mitek Systems, Inc.

November 20, 2018	By:	/s/ Jason Gray
Jason Gray
General Counsel